Exhibit 10.2

BOOT BARN HOLDINGS, INC.

AMENDED AND RESTATED CASH INCENTIVE PLAN FOR EXECUTIVES

1. Purpose3

2. Definitions3

3. Eligibility4

4. Administration4

5. Determination of Awards5

6. Payment of Awards6

7. Limitations on Rights to Payment of Awards6

8. Change of Control7

9. Deferrals7

10. Amendment and Termination of the Plan7

11. Miscellaneous Provisions8

1.	Purpose

The purpose of the Boot Barn Holdings, Inc. Amended and Restated Cash Incentive Plan for Executives (the “Plan”) is to enhance the ability of Boot Barn Holdings, Inc. to attract, reward and retain employees, to strengthen employee commitment to its success and to align employee interests with those of its stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company and its subsidiaries and business units and, where appropriate, on a participant’s personal performance.

The Plan was originally effective as of August 30, 2017 and is hereby amended and restated effective as of August 26, 2020.

2.	Definitions
(a)“Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.
(b)“Base Salary” shall mean the Participant’s annual base salary rate in effect at the beginning of a Performance Period without regard to subsequent adjustment during the Performance Period unless otherwise determined by the Committee. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan, imputed income from programs such as group-term life insurance, or non-recurring earnings such as moving expenses. Base Salary is based on annual salary before reductions for deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.
(c)“Board” shall mean the Company’s Board of Directors.
(d)“Bonus Pool” shall have the meaning set forth in Section 5(b).
(e)“Change of Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan (or its successor) in effect at the beginning of the Performance Period.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.
(g)“Committee” shall mean the Compensation Committee of the Board.
(h)“Company” shall mean Boot Barn Holdings, Inc., a Delaware corporation, and any successor corporation.
(i)“Participant” for any Performance Period, shall mean an executive employee of the Company or a subsidiary who is designated by the Committee to participate in the Plan.

(j)“Performance Goals” shall have the meaning set forth in Section 5(c).
(k)“Performance Period” shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award may be earned.
(l)“Plan” shall mean this Boot Barn Holdings, Inc. Amended and Restated Cash Incentive Plan for Executives, as in effect from time to time.
(m)“Target Award” shall mean the targeted amount, expressed either as a cash amount or as a percentage of the Participant’s Base Salary that the Participant will be eligible to earn as an Award for the Performance Period if the targeted level of performance is achieved for each of the Performance Goals set by the Committee for the Participant. A Participant’s Target Award shall be determined by the Committee based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine.
3.	Eligibility

All executive employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall designate which executive employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an employee must be actively employed by the Company or a subsidiary on the payment date, except as provided in Section 7 or 8 below.

4.	Administration
(a)Committee Authority. The Committee shall administer the Plan. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award, Award amount and the terms of any Bonus Pool, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
(b)Committee Determinations. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5.	Determination of Awards
(a)Establishment of Target Awards and Performance Goals. As soon as practicable after the beginning of the Performance Period, the Committee shall determine the executive employees who shall be Participants during that Performance Period, each Participant’s Target Award and the Performance Goals for each Participant. The Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The amount actually paid to a Participant may be more or less than the Target Award, depending on the extent to which the Performance Goals are satisfied. The Company shall notify each Participant of the Participant’s Target Award and the applicable Performance Goals for the Performance Period.
(b)Establishment of a Bonus Pool. As an alternative to establishing individual Target Awards, the Committee may establish a pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Awards (a “Bonus Pool”). The amount of the Bonus Pool shall be based upon the achievement of one or more Performance Goals during the Performance Period and each Participant’s Award, if any, shall be based on a fixed percentage of the Bonus Pool, in each case as specified by the Committee as soon as practicable after the beginning of the Performance Period. The Committee may specify the amount of the Bonus Pool as a percentage of any Performance Goal, a percentage thereof in excess of a threshold amount, a percentage of the Participants’ Base Salaries, or as another amount bearing a mathematical relationship to such Performance Goal. The Company shall notify each Participant of the portion of the Bonus Pool that the Participant is eligible to receive and the applicable Performance Goals for the Performance Period.
(c)Performance Goal Criteria. For any Performance Period, “Performance Goal” shall mean the performance goals of the Company or an individual or one or more divisions, business units, or subsidiaries, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The criteria for the Performance Goals may include, but shall not be limited to, one or more of the following criteria: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) e-commerce sales, (xv) private brand sales or penetration, (xvi) backlog, (xvii) income, pre-tax income or net income, (xviii) operating income or pre-tax profit, (xix) earnings before interest, taxes, depreciation and amortization (or EBITDA), (xx) earnings before interest and taxes (or EBIT), (xxi) operating profit, net operating profit or economic profit, (xxii) gross margin, operating margin, merchandise margin or profit margin, (xxiii) return on operating revenue or return on operating assets, (xxiv) cash from operations, (xxv) operating ratio, (xxvi) operating revenue, (xxvii) market share improvement, (xxviii) general and administrative expenses and

(xxix) customer service. Any of the above criteria may be subject to such adjustments as determined by the Committee.
(d)Calculation of Performance Goals. The Committee will define the manner of calculating the Performance Goal or Performance Goals it selects to use for such Performance Period for such Participant.
(e)Earning an Award. A Participant will be eligible to earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that Performance Period; provided that the Committee may increase or decrease the amount payable pursuant to an Award based on additional established performance criteria and/or based on the Committee’s assessment of personal performance or other factors determined by the Committee in its sole discretion. The Committee shall have sole discretion to determine whether and to what extent the Performance Goals have been met. No Award shall be deemed earned until the Committee makes such determinations and all qualifying conditions of the Plan have been satisfied. The Committee shall have sole discretion to determine whether a Participant has earned an Award, and the amount of any such Award earned.
(f)Adjustment of Awards. Without limiting the Committee’s authority hereunder, the Committee may make adjustments in the terms and conditions of, the criteria included in, and the performance results applicable to, Awards in recognition of extraordinary, unusual or nonrecurring events affecting the Company or the financial statements of the Company, changes in applicable laws, regulations, or accounting principles, or such other items or events, whenever the Committee determines, in its sole discretion, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
6.	Payment of Awards

The Committee shall determine achievement of the Performance Goals and the Award, if any, that will be paid by the Company to each Participant, as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Payment of the Awards determined by the Committee shall be made within 2 ½ months following the last day of the Performance Period.

7.	Limitations on Rights to Payment of Awards
(a)Employment. The Plan is, in part, intended as a retention tool, and Awards are not deemed earned until the Committee has determined whether and to what extent the Performance Goals have been met and all qualifying conditions and eligibility criteria of the Plan have been satisfied. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date; provided, however, that the Committee may determine at the time an Award is granted or anytime thereafter, that if a Participant’s employment with the Company terminates prior to the payment date, the Participant shall remain eligible to receive all or a pro-rated portion of any Award that would otherwise have been earned for the applicable Performance Period, based on attainment of the Performance Goals, in such circumstances as the Committee deems appropriate. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate. Payment of any Awards pursuant to this Section 7(a) shall be made at the time Awards are paid to other Participants for the Performance Period, in accordance with Section 6 above, and subject to Section 8.
(b)Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Committee may determine that the Participant is eligible to receive a pro-rated portion of any Award that would otherwise have been earned, as determined by the Committee. In addition, the Committee, in its discretion, may determine whether and to what extent furlough constitutes a termination of employment for purposes of the Plan. Payment of any Awards pursuant to this Section 7(b) shall be made at the time Awards are paid to other Participants for the Performance Period, in accordance with Section 6 above, and subject to Section 8.
8.	Change of Control
(a)Awards. Unless the Committee determines otherwise at the time an Award is granted or anytime thereafter, if a Change of Control occurs prior to the end of a Performance Period, the Performance Period shall cease upon the Change of Control date and each Participant who is in the employ of the Company on the date of the Change of Control, or as otherwise determined by the Committee pursuant to Section 7 above, shall be eligible to receive an Award for the Performance Period in which the Change of Control occurs, based on performance measured as of the date of the Change of Control, or as otherwise determined by the Committee.
(b)Payment. Payment shall be made within 60 days after the Change of Control date (regardless of whether the Participant is employed after the Change of Control).
9.	Deferrals

Notwithstanding the foregoing, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Code section 409A.

10.	Amendment and Termination of the Plan

The Committee may amend or terminate this Plan at any time, whether prospectively or retroactively and without regard to whether such amendment or termination impairs or enhances a Participant’s rights as in effect prior to such amendment or termination. In the case of termination of the Plan other than in connection with a Change of Control, the Committee may determine that each Participant may receive a pro-rated portion of the Award that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each Award payable in accordance with this Section 10 shall be paid as described in Section 6 above.

11.	Miscellaneous Provisions
(a)Clawback. Any amount paid under the Plan shall be subject to any applicable clawback and other policies implemented by the Board, as in effect from time to time.
(b)No Employment Right. This Plan is not a contract between the Company and any employee or Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee or to remove any individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.
(c)No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 7 above, and any attempted assignment or transfer shall be null and void.
(d)Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
(e)Obligations to the Company. If a Participant becomes entitled to payment of an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the Award otherwise distributable, to the extent consistent with Code section 409A. Any determination under this Section 11(e) shall be made by the Committee in its sole discretion.
(f)Withholding Taxes. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from such Awards or other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.
(g)Compliance with Law. It is the intent of the Company that the Plan and Awards comply with the short-term deferral rule set forth in the regulations under Code section 409A, in order to avoid application of Code section 409A to the Plan and Awards. If and to the extent that any payment under the Plan is deemed to be subject to the requirements of Code section 409A, (i) the Plan and Awards shall be administered to comply with the applicable provisions of Code section 409A, including any six month delay required for specified employees, if applicable, (ii) payment of Awards shall only be made in a manner and upon an event permitted under Code section 409A, (iii) each payment under the Plan shall be treated as a separate payment for purposes of Code section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Code section 409A. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.
(h)Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware, without giving effect to the conflict of laws provisions thereof.